Exhibit 99.1

CNX Gas Reports Quarterly Net Income of $45.6 Million, or $0.30 per Share;

Marcellus Shale Wells Continue to Set Company Production Records

Pittsburgh, PA (April 29, 2010) – CNX Gas Corporation (NYSE: CXG), a leading Appalachian producer, reported net income attributable to CNX Gas shareholders of $45.6 million, or $0.30 per diluted share, for the quarter ended March 31, 2010. This compares to $54.9 million, or $0.36 per diluted share, for the quarter ended March 31, 2009.

Production was 24.0 billion cubic feet (Bcf), or 267 million cubic feet (MMcf) per day, for the quarter ended March 31, 2010. This was 9% higher than the 22.0 Bcf, or 245 MMcf per day, for the year-ago quarter, but slightly lower than the 25.1 Bcf produced in the fourth quarter of 2009. Approximately 0.6 Bcf of production was deferred due to the loss of power for several days related to a severe winter storm in our Northern Appalachia producing region in the quarter ended March 31, 2010.

“CNX Gas has drilled its best ever horizontal Marcellus Shale wells during the first quarter,” said J. Brett Harvey, chairman and chief executive officer. “One well, GH 2B CV, has averaged 5.0 MMcf per day for the first 47 days of production. It peaked at 5.7 MMcf per day. This production is remarkable when one considers that the lateral is only 2,300 feet. Based on this early production, we think it is reasonable to assume reserves for this well in excess of 5 Bcf.

“A second well, GH 10 CV, has only 1,500 feet of lateral, but has a current daily production rate of 4.3 MMcf. This well is still inclining after being on line for 17 days, with an average production rate of 4.1 MMcf per day.

“A third well, GH 11B CV, had its last three stages fraced, as had been anticipated in the prior earnings release,” continued Mr. Harvey. “This well, with only 1,800 feet of lateral, is now producing 2.2 MMcf per day from only those three stages. As we move to our new drilling area on June 1,” continued Mr. Harvey, “we expect to see proportionate increases in production and reserves as we increase our laterals to 3,000 feet and beyond.”

CNX Gas increased production by 9% in the first quarter of 2010, as compared with the prior year’s first quarter, while paying down about $9 million of short term debt. The daily production rate of 267 MMcf was down 6 MMcf from the 2009 fourth quarter, as unusually heavy snows slowed the pace of drilling.

TABLE 1

FINANCIAL AND OPERATIONAL RESULTS—Quarter-To-Quarter Comparison

	Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009
Total Revenue and Other Income	$192.3	$178.4
Net Income attributable to CNX Gas shareholders	$45.6	$54.9
Earnings per Share - Diluted	$0.30	$0.36
Net Cash from Operating Activities	$75.2	$126.4
EBITDA	$107.6	$114.1
EBIT	$75.5	$91.3
Total Period Production (Bcf)	24.0	22.0
Average Daily Production (MMcf)	267	245
Capital Expenditures	$65.3	$133.6

Financial results are in millions of dollars except per share amounts. Production results are net of royalties.

Quarter-to-Quarter Analysis

The average price realized for the company’s gas production was $7.24 per Mcf for the quarter ended March 31, 2010, or $0.13 lower than the $7.37 per Mcf received for the quarter ended March 31, 2009. The average realized price for the just-ended quarter included 13.0 Bcf hedged at $8.76 per Mcf.

All-in unit costs for company production, exclusive of royalties, were $3.75 per Mcf in the just-ended quarter, or an increase of $0.46 from the $3.29 per Mcf for the quarter ended March 31, 2009. Unit production taxes were higher in the just-ended quarter because the prior year’s first quarter contained a favorable revision to an estimate of a pending litigation settlement. Unit production DD&A was higher in the just-ended quarter as the increase in 2009 drilling capital exceeded the increase in proved developed producing reserves in Northern Appalachia.

As a result of slightly lower average sales prices and higher unit costs, pre-tax unit margins for company production were $3.49 per Mcf in the just-ended quarter, a decrease of $0.59 from the $4.08 per Mcf in the quarter ended March 31, 2009.

TABLE 2

PRICE AND COST DATA PER NET MCF - Quarter-To-Quarter Comparison

	Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009
Average Sales Price	$7.24	$7.37

Costs – Production
Lifting	$0.48	$0.49
Production Taxes	$0.11	$0.03
DD&A	$1.09	$0.81

Total Production Costs	$1.68	$1.33

Costs – Gathering
Operating Costs	$0.87	$0.78
Transportation	$0.28	$0.21
DD&A	$0.24	$0.23

Total Gathering Costs	$1.39	$1.22

Costs – Administration	$0.68	$0.74

Total Costs	$3.75	$3.29

Margin	$3.49	$4.08

Note: Costs – Administration exclude incentive compensation and other corporate items.

Safety

During the first quarter, CNX Gas employees continued to work without incurring a lost time accident. As of March 31, the cumulative time worked by employees without a lost time incident was 4.2 million hours.

Central Appalachia Operations

Total production in Central Appalachia, which includes Virginia CBM and Chattanooga Shale, was 18.5 Bcf in the quarter ended March 31, 2010. This was 1.3 Bcf higher than the 17.2 Bcf produced in the quarter ended March 31, 2009. The Central Appalachia March run rate was 210 MMcf per day.

CNX Gas drilled 30 vertical frac wells in its Virginia CBM Operations during the quarter. The company expects to drill 175 wells in Virginia in 2010 with a drilling budget of $50 million.

CNX Gas drilled 13 horizontal wells in the Chattanooga Shale during the quarter. For 2010, CNX Gas expects to drill 25 Chattanooga Shale wells for about $28 million, and three-to-five Huron Shale wells for about $8-12 million.

Northern Appalachia Operations

Total production in Northern Appalachia, which includes Mountaineer CBM, Nittany CBM, and Marcellus Shale, was 5.5 Bcf in the quarter ended March 31, 2010. This was 0.7 Bcf more than the 4.8 Bcf produced in the quarter ended March 31, 2009. The Northern Appalachia March run rate was 64 MMcf per day.

Of this Northern Appalachian production, 1.4 Bcf was from the Marcellus Shale in the just-ended quarter, versus a minimal amount in the same quarter last year.

No coalbed methane wells were drilled in Northern Appalachia during the quarter. For 2010, CNX Gas expects to drill 5 horizontal CBM wells in Mountaineer and some ancillary wells for about $17 million.

For the entire horizontal Marcellus Shale program to date, 18 horizontal wells have been drilled. The reserves associated with the first 11 wells total 35.6 Bcf, or about 3.3 Bcf per well. The laterals on these wells averaged less than 2,000 feet.

Upcoming drilling in the Marcellus Shale is expected to be predominantly horizontal and on multiple-well pads, with laterals closer to 3,000-3,500 feet. For 2010, the company expects to drill approximately two dozen horizontal wells, with a drilling budget of about $110 million.

CNX Gas successfully increased its acreage with Marcellus Shale potential by 10,000 in the quarter, to a total of 260,000. Of this, approximately 180,000 acres is considered to be Tier 1.

Financial Update

CNX Gas intends to invest $400 million in 2010, with $221 for drilling, $121 million for midstream, and the remainder for land.

The company ended the quarter with $49.2 million drawn on its $200 million credit facility. The amount drawn is down $8.7 million from December 31, 2009. Cash on hand was $1.1 million.

CNX Gas also has outstanding letters of credit of $14.9 million. Total funds available are $137.0 million.

Annualized return on capital employed for the quarter was 11.7%, on an after tax basis.

Guidance

The 2010 production guidance remains at 100 Bcf.

Total hedged production in the 2010 second quarter is 13.6 Bcf, at an average price of $8.15 per Mcf.

TABLE 3

GUIDANCE

	Actual 2009	2010	2011	2012
Total Yearly Production (Bcf)	94.4	100	NA	NA
Volumes Hedged (Bcf)	51.6	48.4	22.6	15.1
Average Hedge Price ($/Mcf)	$8.76	$7.85	$6.84	$6.84

Natural Gas Outlook

At the close of the winter heating season, natural gas in storage was at 1,638 Bcf. This was 160 Bcf above the five-year average, but 16 Bcf below last year’s level. Gas prices have weakened to about the $4.00 per Mcf level, as rising rig counts have caused concern that rising production could more than offset rising demand from an economic recovery. CNX Gas will add a second horizontal rig to its Marcellus Shale drilling program on June 1. CNX Gas, with its low costs and rising production volumes, is expected to outperform its peers during this period of price weakness.

Conference Call Information

CNX Gas and CONSOL Energy will co-host a conference call today at 10:00 a.m. Eastern Time to discuss the company’s first quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.

Investor Contact: Dan Zajdel at (724) 485-4169

Media Contact: Joe Cerenzia at (724) 485-4062

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended Mar. 31, 2010	Quarter Ended Mar. 31, 2009
Net Income attributable to CNX Gas shareholders	$45,627	$54,904
Add: Interest Expense	1,915	1,957
Less: Interest Income	11	11
Add: Income Taxes	27,967	34,440

Earnings Before Interest & Taxes (EBIT)	75,498	91,290
Add: Depreciation, Depletion, & Amortization	32,092	22,819

EBITDA	$107,590	$114,109

CNX Gas

Capital Employed and Return on Capital Employed

(000) Omitted

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

Capital Employed	As of March 31, 2010	As of December 31, 2009

Total assets	$2,263,985	$2,171,382
Less liabilities:
Total current liabilities (other than current portion of indebtedness)	(155,660)	(150,778)
Total long-term liabilities (other than indebtedness)	(400,534)	(381,548)

Total Capital Employed	$1,707,791	$1,639,056

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the March 2010 quarter. In order to annualize the result on a compounded basis, a “1” is added to the quarterly ROCE, before it is raised to the fourth power.

Return on Capital Employed	Quarter Ended March 31, 2010

Net Income	$45,627
Financing costs (after-tax):	(1,187)

Earnings excluding financing costs	$46,814
Average capital employed	$1,673,423
Return on average capital employed	2.8%
Return on average capital employed-annualized	11.7%

Although ROCE is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: our business strategy; our financial position, cash flow and liquidity; the deteriorating economic conditions in the United States and globally; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves and replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions to, capacity constraints in or other limitations on the pipeline systems which deliver our gas; the cost of disposing of water from our coalbed methane and Marcellus Shale gas wells; the cost of removing impurities from the gas we produce; the availability of personnel and equipment, including our inability to retain and attract key personnel; increased costs; the effects of government regulation, permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate, and costs associated with perfecting title for gas rights in some of our properties; litigation concerning real property rights, intellectual property rights, royalty calculations and other matters; our relationships and arrangements with CONSOL Energy; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	For the Three Months Ended March 31,
	2010	2009
Revenue and Other Income:
Outside Sales	$172,981	$161,340
Related Party Sales	1,032	1,000
Royalty Interest Gas Sales	14,339	12,632
Purchased Gas Sales	3,016	1,465
Other Income	896	1,947

Total Revenue and Other Income	192,264	178,384
Costs and Expenses:
Lifting Costs	14,138	11,428
Gathering and Compression Costs	27,692	21,846
Royalty Interest Gas Costs	12,214	10,601
Purchased Gas Costs	2,308	1,530
Exploration and Other Costs	4,220	2,207
General and Administrative	16,331	16,250
Other Corporate Expenses	7,954	665
Depreciation, Depletion and Amortization	32,092	22,819
Interest Expense	1,915	1,957

Total Costs and Expenses	118,864	89,303

Earnings Before Income Taxes and Noncontrolling Interest	73,400	89,081
Noncontrolling Interest	(194)	(263)

Earnings Before Income Taxes	73,594	89,344
Income Taxes	27,967	34,440

Net Income Attributable to CNX Gas Shareholders	$45,627	$54,904

Earnings Per Share:
Basic	$0.30	$0.36

Dilutive	$0.30	$0.36

Weighted Average Number of
Common Shares Outstanding:
Basic	150,990,184	150,971,679

Dilutive	151,389,003	151,232,901

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	(Unaudited) March 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,093	$1,124
Accounts and Notes Receivable:
Trade	46,749	43,421
Other Receivables	579	975
Derivatives	124,811	99,265
Other	4,544	3,829

Total Current Assets	177,776	148,614

Property, Plant and Equipment:
Property, Plant and Equipment	2,480,394	2,409,751
Less - Accumulated Depreciation, Depletion and Amortization	466,390	433,201

Total Property, Plant and Equipment - Net	2,014,004	1,976,550

Other Assets:
Investment in Affiliates	24,074	24,591
Derivatives	44,200	18,218
Other	3,931	3,409

Total Other Assets	72,205	46,218

TOTAL ASSETS	$2,263,985	$2,171,382

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	(Unaudited) March 31, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$63,724	$53,516
Accrued Royalties	14,860	14,898
Accrued Severance Taxes	952	1,037
Related Parties	2,725	5,171
Short-Term Notes Payable	49,150	57,850
Deferred Income Taxes	44,895	34,871
Accrued Income Taxes	20,157	31,765
Current Portion of Long-Term Debt	8,756	8,616
Other Current Liabilities	8,347	9,520

Total Current Liabilities	213,566	217,244

Long-Term Debt:
Long-Term Debt	8,876	10,062
Capital Lease Obligations	54,733	55,628

Total Long-Term Debt	63,609	65,690

Deferred Credits and Other Liabilities:
Deferred Income Taxes	356,536	334,493
Gas Well Plugging	8,341	8,312
Postretirement Benefits Other Than Pensions	3,699	3,642
Other	31,958	35,101

Total Deferred Credits and Other Liabilities	400,534	381,548

Total Liabilities	677,709	664,482

Stockholders’ Equity:
Common Stock, $.01 par value; 200,000,000 Shares Authorized, 151,020,666 Issued and Outstanding at March 31, 2010 and 150,986,918 Issued and Outstanding at December 31, 2009	1,510	1,510
Capital in Excess of Par Value	808,683	806,527
Preferred Stock, 5,000,000 Shares Authorized; None Issued and Outstanding	—	—
Retained Earnings	679,044	633,417
Other Comprehensive Income	101,288	69,816

Total CNX Gas Shareholders’ Equity	1,590,525	1,511,270
Noncontrolling Interest	(4,249)	(4,370)

Total Equity	1,586,276	1,506,900

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,263,985	$2,171,382

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands)

	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Compre- hensive Income	Total CNX Gas Stock- holders’ Equity	Non- controlling Interest	Total Equity
Balance - December 31, 2009	$1,510	$806,527	$633,417	$69,816	$1,511,270	$(4,370)	$1,506,900

(Unaudited)

Net Income Attributable to CNX Gas Shareholders	—	—	45,627	—	45,627	—	45,627
Gas Cash Flow Hedge (net of $20,128 tax)	—	—	—	31,451	31,451	—	31,451
Actuarially Determined Liabilities Adjustment (net of $14 tax)	—	—	—	21	21	—	21

Comprehensive Income	—	—	45,627	31,472	77,099		77,099
Stock Options Exercised	—	705	—	—	705	—	705
Tax Benefit from Stock-Based Compensation	—	128	—	—	128	—	128
Amortization of Restricted Stock Unit Grants	—	1,200	—	—	1,200	—	1,200
Amortization of Stock Option Grants	—	123	—	—	123	—	123
Noncontrolling Interest	—	—	—	—	—	121	121

Balance - March 31, 2010	$1,510	$808,683	$679,044	$101,288	$1,590,525	$(4,249)	$1,586,276

CNX GAS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,
	2010	2009
Operating Activities:
Net Income Attributable to CNX Gas Shareholders	$45,627	$54,904
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	32,092	22,819
Stock-based Compensation	1,323	1,121
(Gain) Loss on the Sale of Assets	(8)	—
Change in Noncontrolling Interest	(194)	(263)
Deferred Income Taxes	11,835	18,536
Equity in Loss (Earnings) of Affiliates	517	(262)
Changes in Operating Assets:
Accounts Receivable	(2,932)	27,130
Related Party Receivable	(2,446)	(1,961)
Other Current Assets	(715)	414
Changes in Other Assets	(522)	469
Changes in Operating Liabilities:
Accounts Payable	1,335	6,967
Income Taxes	(11,608)	15,833
Other Current Liabilities	(1,296)	(15,928)
Changes in Other Liabilities	(2,590)	(5,294)
Other	4,785	1,952

Net Cash Provided by Operating Activities	75,203	126,437
Investing Activities:
Capital Expenditures	(65,314)	(133,550)
Proceeds From Sale of Assets	8	—

Net Cash Used in Investing Activities	(65,306)	(133,550)

Financing Activities:
Capital Lease Payments	(946)	(976)
Variable Interest Entity Debt	(1,115)	(1,092)
(Payments on) Proceeds from Short-Term Borrowings	(8,700)	7,700
Exercise of Stock Options	705	1
Noncontrolling Interest Distribution	—	(200)
Tax Benefit from Stock-Based Compensation	128	—

Net Cash (Used in) Provided by Financing Activities	(9,928)	5,433

Net Decrease in Cash and Cash Equivalents	(31)	(1,680)
Cash and Cash Equivalents at Beginning of Period	1,124	1,926

Cash and Cash Equivalents at End of Period	$1,093	$246